EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS ANNOUNCES COMPLETION OF SALE OF ITS SPECIALTY VEHICLES DIVISION

AUSTIN, TX, July 31, 2006 — HealthTronics, Inc. (NASDAQ: HTRN) today announced the completion of the previously-announced sale of its Specialty Vehicles Division to Oshkosh Truck Corp. for $140 million in cash. HealthTronics used approximately $124 million of the sale proceeds to repay in full the Term Loans B under its senior credit facility.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the urology community and manufactures, services and distributes a variety of specialty medical devices. For more information, visit www.healthtronics.com.

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Sam B. Humphries, President and Chief Executive Officer (512) 328-2892 www.healthtronics.com